Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Velocity Financial, Inc. of our report dated March 14, 2022, relating to the consolidated financial statements, and the effectiveness of internal control over financial reporting of Velocity Financial, Inc., appearing in the 2021 Annual Report to Shareholders and incorporated by reference in the Annual Report on Form 10-K of Velocity Financial, Inc. for the year ended December 31, 2021.

/s/ RSM US LLP

Los Angeles, CA

May 26, 2022